FORM 4
                                             ---------------------------------
                                             |          OMB APPROVAL         |
[_] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: December 31, 2001    |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             ---------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Cajolais           Jean-Paul
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   (Last)            (First)            (Middle)

   5249 Wellington Park Cresent Box E-15
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                     (Street)

 Orlando                FL               32839
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   GSI Technologies USA Inc.  (GSITB)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   March, 2001

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [X] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   Vice president marketing & director of operations USA
   ------------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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


TABLE I -Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

                                                                               5. Amount of   6.Owner-
                                                                               Securities     ship
                     2. Trans-     3. Trans-    4. Securities Acquired (A)     Beneficially   Form:
                        action        action       or Disposed of (D)          Owned at       Direct        7.Nature of
                        Date          Code         (Instr. 3, 4 and 5)         End of         (D) or        Indirect
1. Title of Security    (Month/    (Instr. 8)   --------------------------     Month          Indirect      Beneficial
   (Instr. 3)           Day/       ----------   Amount    (A) or     Price     (Instr.        (I)           Ownership
                        Year)      Code    V              (D)                  3 and 4)       (Instr. 4)    (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Common Class B           3/21/01        P         3,500      D       $.33      8,000             D
Par value $.001
---------------------------------------------------------------------------------------------------------------------------------
Common Class B           3/26/01        P         1,500      D       $.39      8,000             D
Par value $.001
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER. 1473 (3/99)


TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

---------------------------------------------------------------------------------------------------------------------------------
 1.          2.        3.      4.       5.             6.                7.              8.      9.         10.         11.
---------------------------------------------------------------------------------------------------------------------------------
                                                                        Title and                           Ownership
                                        Number of     Date Exer-        Amount of                           Form of
                                        Derivative    cisable and       Underlying              Number of   Deriv-
                                        Securities    Expiration        Securities      Price   Derivative  ative
            Conver-           Trans-    Acquired (A)  Date (Month/      (Instr. 3       of      Securities  Security:
            sion or   Trans-  action    or Disposed    Day/Year)        and 4)          Deriv-  Benefi-     Direct
            Exercise  action  Code      of (D)        --------------    --------------  ative   cially      (D) or       Nature of
Title of    Price of  Date    (Instr.   (Instr. 3,    Date                     Amount   Secur-  Owned at    Indirect     Indirect
Derivative  Deriv-    (Month/  8)        4 and 5)     Exer-    Expir-          or Num-  ity     End of      (I)          Beneficial
Security    ative     Day/    --------  ----------    cis-     ation           ber of   (Instr. Month       (Instr.      Ownership
(Instr. 3)  Security  Year)   Code  V   (A)   (D)     able     Date     Title  Shares    5)     (Instr. 4)  4)           (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

* Entity is 100% owned by reporting person.


               /s/Jean-Paul Cajolais                         April 2, 2001
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.